Consent of Independent Auditors


We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 for an aggregate 3,000,000 shares of Common Stock, $.10 par value pertaining to the Computer Associates Harvest Plan) of our report dated May 24, 1996, with respect to the consolidated financial statements and schedules of Computer Associates International, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended March 31, 1996, filed with the Securities and Exchange Commission and of our report dated July 7, 1995 with respect to the financial statements and schedules of the Computer Associates Savings Harvest Plan included in its Annual Report (Form 11-
K) for the fiscal year ended March 30, 1995.


							Ernst & Young LLP




New York, New York
May 30, 1996